5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone:(972) 668-8800 Contact: Roland O. Burns Sr.Vice President and Chief Financial Officer Web Site: www.comstockresources.com

For Immediate Release	NEWS RELEASE

COMSTOCK RESOURCES, INC. REPORTS THIRD QUARTER 2003
FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, November 5, 2003 – Comstock Resources, Inc. (NYSE:CRK) today reported financial and operating results for the quarter and the nine months ended September 30, 2003.

Financial Results for the Three Months and Nine Months Ended September 30, 2003

Higher production and strong oil and natural gas prices contributed to Comstock’s profit of $12.9 million or 36¢ per share in 2003‘s third quarter ending September 30, 2003. The 2003 results reflect a substantial improvement from earnings from continuing operations of $3.0 million or 10¢ per share for the third quarter of 2002. Oil and gas sales reached $56.9 million for the third quarter of 2003, a 60% increase over 2002‘s third quarter oil and gas sales of $35.6 million. Comstock generated $36.2 million in operating cash flow (before changes in working capital accounts) in 2003‘s third quarter, an increase of 124% over 2002‘s third quarter operating cash flow of $16.2 million. EBITDAX or earnings from continuing operations before interest, taxes, depreciation, depletion and amortization, exploration expense and other noncash expenses including unrealized derivative gains and losses, and gains and losses on property sales was $43.6 million in 2003‘s third quarter. This represented an 82% increase from 2002‘s third quarter EBITDAX of $24.0 million.

For the nine months ended September 30, 2003, Comstock’s oil and gas sales totaled $182.6 million, an 83% increase over oil and gas sales for the same period in 2002 of $100.0 million. Net income from continuing operations for the nine months ended September 30, 2003 totaled $47.0 million, or $1.36 per share, (excluding the cumulative effect of adopting a new accounting standard which changed the Company’s accounting for future abandonment costs of its oil and gas properties) as compared to a net profit from continuing operations of $1.5 million, or 5¢ per share for the nine months ended September 30, 2002. Operating cash flow (before changes in working capital accounts) generated by Comstock reached $121.5 million for the first nine months of 2003, a 150% increase from the first nine months of 2002‘s cash flow of $48.5 million. EBITDAX grew 105% to $144.1 million for the first nine months of 2003 over EBITDAX of $70.4 million for the first nine months of 2002.

The strong financial results in 2003 were products of Comstock’s production growth combined with higher natural gas and crude oil prices. Comstock produced 11.3 billion cubic feet equivalent (“Bcfe”) of natural gas in the third quarter of 2003, a 13% increase from 2002‘s third quarter production of 10.1 Bcfe. For the first nine months of 2003, Comstock produced 33.0 Bcfe as compared to 30.9 Bcfe produced in the same period in 2002, which represented an increase of 7%. Comstock’s average natural gas price for the third quarter of 2003 was $5.04 per thousand cubic feet (“Mcf”), 52% higher than 2002‘s third quarter’s average gas price of $3.31 per Mcf. Comstock’s realized oil prices averaged $29.50 per barrel for 2003‘s third quarter, 8% higher than the third quarter 2002‘s average oil price of $27.30 per barrel. For the first nine months of 2003, Comstock’s realized gas price was $5.65 per Mcf as compared to $3.06 per Mcf in the first nine months of 2002. For the first nine months of 2003 Comstock’s realized oil price was $30.79 per barrel as compared to $24.16 per barrel in the first nine months of 2002.

During the first nine months of 2003, Comstock generated cash flow from operations in excess of its $62.2 million in capital expenditures. Comstock used the excess cash flow to pay down $55 million in debt. As a result of this debt reduction and profits generated, Comstock’s total debt at September 30, 2003 has fallen to $311.0 million and book equity has grown to $280.1 million. Debt as a percentage of Comstock’s capitalization on a book basis was reduced to 53% at September 30, 2003 as compared to 63% at September 30, 2002.

Year to Date 2003 Drilling Results

Comstock has drilled 42 wells, (20.3 net) so far in 2003. Of the wells drilled, 26 were successful, four were dry holes and twelve are currently being evaluated or tested.

        Twelve of these wells (4.5 net wells) were drilled in the Gulf of Mexico under Comstock’s exploration program with Bois d’ Arc Offshore Ltd. and all twelve were successful. In addition to the nine offshore wells reported on earlier, Comstock drilled two successful deep offshore wells and one successful shallow development well since the end of the second quarter. One of these wells was a successful delineation well at the “Can of Corn” Prospect discovery at South Pelto Block 22. The OCS-G 18054 No. 3 Well was drilled to a total depth of 18,155 feet at a bottom hole location approximately 1,700 feet southwest of the discovery well. The No. 3 appraisal well logged 205 net feet of pay in eight sands in a fault block adjacent to the fault block that was tested by the No. 2 discovery well. Following the completion of the No. 3 well, the drilling rig will move to drill the OCS-G 18054 No. 4 well from a surface location adjacent to the No. 2. The No. 4 well is planned to be drilled to a total depth of 18,000 feet updip from the No. 2 discovery well. A four-pile production facility is currently under construction and is anticipated to be installed in the first quarter of 2004 to allow production start up from the No. 2 and 3 wells and the No. 4 well if it is successful. Additional exploration in South Pelto Block 22 is planned in 2004 along the same major fault that traps the discovery. Comstock has a 29% working interest in the South Pelto Block 22 No. 2 and No. 3 wells which are operated by Comstock’s partner, Bois d’Arc Offshore Ltd. Comstock also has another deep shelf discovery at a nearby block in South Pelto. The discovery well has been drilled to a depth of 16,200 feet with the first two objectives demonstrating the presence of commercial hydrocarbons. Protective casing will be set over the pay found to date and drilling will resume in the next several days to deepen the well by another 1,000 feet. Comstock has a 24.9% working interest in this well which is operated by Bois d’ Arc Offshore, Ltd. Comstock also announced that its first well of a planned redevelopment and exploration program at the Ship Shoal 113 Unit was successful. The OCS-G 00040 #5 well was drilled to a total depth of 8,000 feet and logged approximately 63 net feet of pay in three sands. Comstock has a 72% working interest and operates this well. Through the end of the year Comstock plans to drill seven additional offshore wells including the No. 4 well at South Pelto 22.

Comstock has drilled twelve wells, 4.3 net wells, in its South Texas exploration program in the first nine months of 2003. Eight of the 12 wells were successful, three were dry holes and one is still being evaluated. Seven of the South Texas discoveries have been tested at an average production rate of 7.1 million cubic feet of natural gas equivalent (“Mmcfe”) per day. Through the end of the year, an additional two exploratory wells are planned to be drilled in this region.

In its Southeast Texas Region, Comstock has drilled two wells (1.2 net) so far in 2003 to continue to delineate the Hamman discovery made last year in Polk County, Texas. The Collins #2 well was put on production in September and has averaged 5.6 Mmcfe in daily production since that date. The Hamman #1, Collins #1 and the Collins #2 wells are currently producing a combined 35.1 Mmcfe per day. Comstock owns a 58% working interest and is the operator of these wells. Two additional delineation wells are planned by year-end to further develop the Hamman discovery.

Comstock drilled five wells (2.4 net) in its East Texas and North Louisiana region in the first nine months of 2003. Four of these wells were successful development wells and one was unsuccessful. These wells have been tested at a per well average rate of 1.7 Mmcfe per day. One additional development well is planned to be drilled in this region by year-end.

The remaining wells drilled to date in 2003 by Comstock include a development well in Kansas, six shallow wells drilled in the New Albany Shale Gas field in Kentucky and four shallow pilot wells in the Company’s coal bed methane project in the San Juan Basin in New Mexico which are currently being tested. Another eight shallow development wells are planned to be drilled in Kentucky by year-end.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Oil and gas sales	$56,866	$35,550	$182,603	$100,044
Operating expenses:
Oil and gas operating	11,812	7,944	33,708	24,526
Exploration	1,225	411	3,366	3,392
Depreciation, depletion and amortization	15,163	12,866	44,867	39,791
General and administrative, net	1,508	935	4,983	2,942

Total operating expenses	29,708	22,156	86,924	70,651

Income from operations	27,158	13,394	95,679	29,393
Other income (expenses):
Interest income	16	72	59	90
Interest expense	(7,370)	(8,205)	(22,648)	(23,307)
Loss from derivatives	--	(126)	(3)	(2,294)
Other income	73	56	167	237

	(7,281)	(8,203)	(22,425)	(25,274)

Income from continuing operations before income taxes	19,877	5,191	73,254	4,119
Provision for income taxes	(6,957)	(1,817)	(25,639)	(1,442)

Net income from continuing operations	12,920	3,374	47,615	2,677

Discontinued operations including loss on
disposal, net of income taxes	--	57	--	(1,072)
Cumulative effect of change in accounting principle	--	--	675	--

Net income	12,920	3,431	48,290	1,605
Preferred stock dividends	--	(404)	(573)	(1,199)

Net income attributable to common stock	$12,920	$3,027	$47,717	$406

Basic net income per share:
From continuing operations	$0.38	$0.10	$1.50	$0.05
Discontinued operations	--	--	--	(0.04)
Cumulative effect of change in accounting principle	--	--	0.02	--

	$0.38	$0.10	$1.52	$0.01

Diluted net income per share:
From continuing operations	$0.36	$0.10	$1.36	$.05
Discontinued operations	--	--	--	(0.04)
Cumulative effect of change in accounting principle	--	--	0.02	--

	$0.36	$0.10	$1.38	$0.01

Weighted average common and common stock
equivalent shares outstanding:
Basic	33,562	28,835	31,336	28,731

Diluted	35,398	33,755	34,964	29,433

COMSTOCK RESOURCES, INC.
OTHER FINANCIAL DATA
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Cash flow from operations:
Net cash provided by operating activities	$50,298	$33,408	$119,109	$54,217
Increase (decrease) in accounts receivable	(4,806)	1,310	6,583	563
Increase (decrease) in other current assets	(1,426)	(7,790)	(213)	(5,099)
Decrease in accounts payable and accrued expenses	(7,884)	(10,773)	(3,971)	(1,147)

Cash flow from operations	$36,182	$16,155	$121,508	$48,534

EBITDAX:
Net income from continuing operations	$12,920	$3,374	$47,615	$2,677
Interest	7,370	8,205	22,648	23,307
Income tax expense (benefit)	6,957	1,817	25,639	1,442
Depreciation, depletion and amortization	15,163	12,866	44,867	39,791
Exploration	1,225	411	3,366	3,392
Unrealized losses from derivatives	--	(2,688)	--	(189)

EBITDAX	$43,635	$23,985	$144,135	$70,420

	As of September 30,
	2003	2002
Balance Sheet Data:
Current assets	$50,362	$31,254
Property and equipment, net	683,824	648,054
Other	6,329	6,072

Total assets	$740,515	$685,380

Current liabilities	$54,487	$39,148
Long-term debt	311,002	372,002
Other	94,923	56,235
Stockholders' equity	280,103	217,995

Total liabilities and stockholders' equity	$740,515	$685,380

COMSTOCK RESOURCES,INC.
REGIONAL OPERATING RESULTS
(In thousands,except per unit amounts)

For the Three Months ended September 30, 2003

	Gulf of Mexico	East Texas/ North Louisiana	Southeast Texas	South Texas / Other	Total
Oil production (thousand barrels)	270	21	71	15	377
Gas production (million cubic feet - Mmcf)	1,940	2,489	2,853	1,798	9,080
Total production (Mmcfe)	3,560	2,615	3,279	1,889	11,343

Oil sales	$7,987	$625	$2,074	$440	$11,126
Gas sales	9,817	12,520	14,412	8,991	45,740

Total oil and gas sales	$17,804	$13,145	$16,486	$9,431	$56,866

Average oil price (per barrel)	$29.58	$29.76	$29.21	$29.33	$29.50
Average gas price (per thousand cubic feet - Mcf)	$5.06	$5.03	$5.05	$5.00	$5.04
Average price (per Mcf equivalent)	$5.00	$5.03	$5.03	$4.99	$5.01
Lifting cost	$4,149	$2,544	$2,973	$2,146	$11,812
Lifting cost (per Mcf equivalent)	$1.17	$0.97	$0.91	$1.14	$1.04

Development and exploration expenditures	$14,184	$1,356	$2,374	$3,454	$21,368

For the Nine Months ended September 30, 2003

	Gulf of Mexico	East Texas/ North Louisiana	Southeast Texas	South Texas / Other	Total
Oil production (thousand barrels)	829	67	210	68	1,174
Gas production (million cubic feet - Mmcf)	6,250	7,917	7,737	4,008	25,912
Total production (Mmcfe)	11,223	8,318	8,996	4,417	32,954

Oil sales	$25,645	$2,011	$6,412	$2,064	$36,132
Gas sales	37,026	43,413	44,253	21,779	146,471

Total oil and gas sales	$62,671	$45,424	$50,665	$23,843	$182,603

Average oil price (per barrel)	$30.93	$30.01	$30.53	$30.35	$30.79
Average gas price (per thousand cubic feet - Mcf)	$5.92	$5.48	$5.72	$5.43	$5.65
Average price (per Mcf equivalent)	$5.58	$5.46	$5.63	$5.40	$5.54
Lifting cost	$12,344	$7,771	$7,804	$5,789	$33,708
Lifting cost (per Mcf equivalent)	$1.10	$0.93	$0.87	$1.31	$1.02

Development and exploration expenditures	$36,316	$5,284	$6,729	$12,224	$60,553